Exhibit 99.3

MoneyOnMobile Announces 36% Increase in Monthly Revenue from September to October
October 2017 revenue highest ever, with an annualized run rate of $12.3 million

DALLAS and MUMBAI, INDIA - (November 16th, 2017) - MoneyOnMobile, Inc. (OTCQB: MOMT) today reported October financial results, including the following highlights:

•	October 2017 net revenue was the highest on record

•	October 2017 net revenue increase was 36% over September

•	MOM ATM revenue has grown by 262% over the last six months

The MOM ATM is a small hand held card swipe device that connects to a smartphone using simple Bluetooth technology similar to how many people connect their wireless headset to their mobile phone.  A retailer enabled with a MOM ATM allows them to become cash out points for anyone with a bank account.

"We are excited to see that the MOM ATM has been producing sustained growth for our company this year. The MOM ATM is now one of our largest revenue lines even though it was only introduced during this calendar year," said Harold Montgomery, Chairman and CEO of MoneyOnMobile, Inc. To demonstrate how quickly this product has grown, consider that it took us seven months to achieve 1,000 average daily transacting retailers using the MOM ATM whereas in the last 90 days we have doubled that number to 2,000 retailers transacting daily.”

“We believe our retailers find significant value in our MOM ATM product, as a way to differentiate their value offerings to their customers. Having a product like MOM ATM in their stores not only provides cash-out services but also serves as a mobile point of sale solution. This service has proved popular in regions where consumers have a bank account but do not have a nearby bank branch or ATM.” said Ranjeet Oak, Jt. Managing Director, MoneyOnMobile (India).
Total Monthly Revenue since May 2017

(Chart A)	May 2017	Jun 2017	Jul 2017	Aug 2017	Sep 2017	Oct 2017
Monthly Revenue (₹)	28.1M	29.4M	33.7M	44.1M	48.5M	66M
Monthly Revenue ($)	414K	433K	523K	685K	752K	1,027K
Change over Previous Month (based on $USD)	43%	5%	20%	30%	10%	36%

# # #
About MoneyOnMobile, Inc.
MoneyOnMobile, Inc. is a global mobile payments technology and processing company offering mobile payment services through its Indian subsidiary. MoneyOnMobile enables Indian consumers to use mobile phones to pay for goods and services or transfer funds from one cell phone to another. It can be used as simple SMS text functionality or through the MoneyOnMobile application or internet site. MoneyOnMobile has enabled retailers at more than 350,000 locations throughout India.

Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on July 6, 2017. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Web site: www.MoneyOnMobile.in

Exhibit 99.3

Twitter: https://twitter.com/MoneyOnMobile
Facebook: https://www.facebook.com/MoneyOnMobile
LinkedIn: https://www.linkedin.com/company/moneyonmobile
YouTube: https://www.youtube.com/channel/UCxqO4N1z9acnQmEysjqfBaQ

Media/Investor Contact:
Greg Allbright
Head of Global Communications
Dallas, Texas
+1 (214) 208-0923